EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT
                                      OF
                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                             APPLE COMPUTER, INC.



     Fred D. Anderson and Nancy R. Heinen certify that:

     1. They are the Executive Vice President and Chief Financial Officer, and the Senior Vice President, General Counsel and Secretary, respectively, of Apple Computer, Inc., a California corporation.

     2. Articles VII of the Restated Articles of Incorporation of this corporation is amended to read in its entirety as follows:

                                    "VII.

Through and until immediately prior to the annual meeting of shareholders to be held in fiscal year 2000, the directors shall be divided into two classes, designated Class I and Class II, each consisting of one-half of the directors or as close an approximation as possible, and each director shall serve for a term running until the second annual meeting of shareholders succeeding his or her election and until his or her successor shall have been duly elected and qualified; provided, however, that the terms of all directors shall expire at the annual meeting of shareholders to be held in fiscal year 2000. Commencing at the annual meeting of shareholders to be held in fiscal year 2000, each director shall be elected to serve until the annual meeting of shareholders held in the following fiscal year or until his or her successor shall have been duly elected and qualified."

     3. The foregoing amendment of the Restated Articles of Incorporation of this corporation was duly approved by the Board of Directors at its meeting held on August 4, 1998, at which a quorum was present and acting throughout.

     4. The foregoing amendment of the Restated Articles of Incorporation of this corporation was duly approved by the required vote of shareholders in accordance with Sections 902 and 301.5 of the California Corporations Code, at a meeting held on March 24, 1999. The corporation has 150,000 shares of non-voting Preferred Stock outstanding. The total number of shares of Common Stock outstanding at the record date for determining shareholders entitled to vote was 136,416,662. The number of shares of Common Stock voting in favor of the amendment equaled or exceeded the vote required, which was more than 50% of the Common Stock.

     5. This corporation is a "listed corporation" within the meaning of subdivision (d) of Section 301.5 of the California Corporations Code because it has outstanding Common Stock designated as qualified for trading as a national market system security on the National Association of Securities Dealers Automatic Quotation System and had at least 800 holders of its Common Stock as of the record date of its most recent annual meeting of shareholders, which was held on March 24, 1999.

     The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

             Executed at Cupertino, California on March 31, 1999.



                                              \s\Fred D. Anderson
                                               Fred D. Anderson
                                         Executive Vice President and
                                            Chief Financial Officer



                                             \s\Nancy R. Heinen
                                               Nancy R. Heinen
                                   Senior Vice President, General Counsel
                                                and Secretary